Exhibit 99.1
CONFERENCE CALL TRANSCRIPT
SAIA – Q3 EARNINGS CONFERENCE CALL EVENT
DATE/TIME: OCTOBER 23, 2009/11:00 AM ET

Operator

Good morning. My name is Natasha, and I will be your conference operator today. At this time I would like to welcome everyone to the Saia third-quarter 2009 earnings conference call. (Operator Instructions). Thank you. Saia’s Treasurer, Ms. McKenzie, you may begin your conference.

Renée McKenzie - Saia, Inc. — Treasurer

Thank you. Good morning. Welcome to Saia’s third-quarter 2009 earnings call. Hosting this morning’s call are Rick O’Dell, our President and Chief Executive Officer, and Jim Darby, Vice President of Finance and Chief Financial Officer.

Before we begin, you should know that during this call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now I would like to turn the call over to Rick O’Dell.

Rick O’Dell - Saia, Inc. — President & CEO

Good morning. We obviously continue to be challenged by a recessionary shipping environment and lower yields driven by continued pricing pressure. Our quarterly results include favorable effects from our change in vacation policy and numerous aggressive cost control measures that we have taken this year to offset the environment. We also continue to advance our engineered cost initiatives that were outlined at the beginning of the year.

From an overall standpoint, Saia’s third-quarter revenue was $222 million, which was a decrease of 19% compared to the third quarter of last year. Our operating income was $7.8 million with net income of $3.3 million. Our results include a nonrecurring $8.4 million expense reduction due to a change in our vacation policy.

Just for clarity purposes, all comparisons are the same quarter of the prior year results from continuing operations. A few key points we would like to highlight, our operating ratio was 96.5 versus 97.3. LTL tonnage was down 4.4% with total tonnage down 6.3%. Our LTL shipments decreased by 2.3%, while LTL weight per shipment decreased by 2.2%. And our LTL yield was down 14.2%, primarily due to the impact of lower fuel surcharges and a competitive pricing environment.

Including the effect of the change in our vacation policy, our margin deteriorated compared to the prior year, primarily due to these tonnage declines and yield declines. The continued economic weakness combined with overcapacity in our industry and our customers’ needs to reduce cost has resulted in continued pricing pressure, which has a cumulative affect on our margins. We are constantly seeking to counter these adverse environments by matching our variable costs with volumes and by executing Saia’s specific initiatives to control costs while maintaining our commitment to provide outstanding service to our customers.

These initiatives included implementing new operational processes rolled out by our industrial engineering team and moving new technology into production. At the same time, we are increasing our marketing efforts to achieve growth in our synergy revenue lanes.

Additionally, we are working with accounts that don’t meet our targeted return goals to increase profitability by working collaboratively with these customers to achieve efficiencies or by seeking necessary rate increases. If you exclude the effect of our change in our vacation policy, our operating ratio was relatively flat compared to the second quarter of this year. This was primarily due to gains from our cost initiatives with efficiencies achieved across the board has provided us significant offset to the cumulative effect of our yield deterioration. Again, strong execution results in an improvement in our key productivity metrics while continuing to deliver a 97% on-time service to our customers.

Despite lower tonnage, notable performance and productivity metrics for the quarter include: our dock productivity improved 10%. Our pickup and delivery productivity was flat despite seeing fewer pickups bills per stop. Our load average improved 1%. Our office productivity improved 35%, and we achieved a 9% reduction in total terminal costs per bill, which partially offset decreases in revenue per bill. Our variable cost management and our efficiency gains resulted in a 10% reduction in our headcount compared to the prior year.

I believe it is also noteworthy that these gains were achieved while exceeding our 97% on-time service metric and improving our exception free deliveries by 29%. We do not compromise our commitment to quality in order to achieve these significant cost improvements.

Also, we have gained good traction on achieving targeted savings from our engineered process improvements. Our current run rate for 2009 savings from projects is now at $6 million annually, and our target was $8 million to $10 million. We have achieved success with our large terminal optimization projects and our fuel management programs.

Our timelines have slipped on a couple of projects — our city route optimization and real-time productivity. This has pushed these implementations into the fourth quarter and the first quarter of next year, which will delay the benefits into next year.

While our results remain affected by the economy and overcapacity in the industry, we continue to demonstrate our ability to improve core execution on a number of fronts and to provide a significant offset to the negative circumstances. These actions are to improve our service offering, invest in technology, enhance efficiency, and take prudent balance sheet management actions to successfully navigate through what is a very difficult environment. We believe that we are taking the appropriate steps, and we will be well positioned to take advantage of any future industry consolidations or improvements in the economy. And I would also like to add that our dedicated employees are to be commended for achieving numerous cost efficiencies while continuing to provide outstanding service to our customers.

Now I would like to turn it over to our CFO, Jim Darby.

Jim Darby - Saia, Inc. — VP, Finance, CFO

Thanks, Rick, and good morning, everyone. For clarity all comments reflect results from continuing operations. For the third quarter 2009, our earnings-per-share were $0.24 compared to earnings of $0.21 per share last year. For the quarter revenues were $222.2 million with operating income of $7.8 million.

As Rick mentioned, results included $8.4 million in reduced expenses due to a change in vacation policy. For modeling purposes there will be an additional $3 million reduction in the fourth quarter, and we will be back to our normal run-rate again in 2010.

As we saw last quarter, third-quarter margins declined primarily due to the continued reduction in tonnage and increasing pricing pressure, which more than offset the decline in fuel costs and benefits from expense reduction initiatives. The LTL yield for the third quarter was impacted by a fuel surcharge, which was significantly below that of third-quarter 2008. Fuel expense was impacted in the quarter by declining cost per gallon and fewer miles.

Continuing higher cost of healthcare and workers’ compensation increased expenses by $1.1 million versus the prior year quarter. The Company continues to focus on safety and driver training to reduce frequency of accidents and injuries.

As I have mentioned in prior calls, the Company implemented a reduction in compensation equal to 10% of salary for the leadership team and a 5% wage reduction for hourly line haul and salaried employees and operations, maintenance and administration on April 1. This reduction and the suspension of the 401(k) match resulted in approximately $6 million of savings in the third quarter.

Depreciation and amortization were at $9.8 million during the quarter versus prior year at $10.3 million. Our effective tax rate from continuing operations for the quarter was 31.5%. For modeling purposes we project our consolidated effective tax rate to be approximately 40% for the full year of 2009. Year-to-date revenues were $646.7 million compared to $799.6 million in the prior year. Operating loss was $100,000 with net loss of $4.7 million compared to operating income of $20.4 million with net income of $8.3 million from continuing operations in the prior year period.

Losses per share from continuing operations were $0.36 compared to earnings per share of $0.61 in the prior year period. At September 30, 2009, debt was $116.3 million. Net the Company’s $18.2 million cash balance as of quarter end, net debt to capital was 35.2%. Total debt has been reduced by $20.1 million during the year from $136.4 million at December 31, 2008. Net capital expenditures for the first nine months of 2009 were $6.2 million compared to $20.5 million in the prior year period. Anticipated capital expenditures for the year are approximately $10 million. As we have mentioned before, this reduced level is due to the uncertain economic environment.

Now I would like to turn the call back to Rick.

Rick O’Dell - Saia, Inc. — President & CEO

Thank you, Jim. Well, clearly Saia’s results for the third quarter were impacted by the unprecedented economic climate, and I would like to say that I’m proud of the way that our team has pulled together to counter the difficulties faced by Saia, the entire industry and businesses across America. We believe our strong commitment to service excellence and our improvements in productivity will pay dividends when the environment improves. Again, Saia remains committed to managing through a difficult economy with a relentless focus on our strategy of increasing density in our network, customer satisfaction, engineered process improvements and prudent balance sheet management to achieve long-term benefits for our customers and our shareholders.

Now we would like to open it up to questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). David Ross, Stifel Nicolaus.

David Ross - Stifel Nicolaus — Analyst

Just first, could you talk a little about tonnage trends, how they developed through the quarter, and what you’re seeing here in October? Has it gotten any better or worse either sequentially or year over year?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

Sure, I will take that. Dave, when we look through the quarter — July, August and September — July was down 5.9%, August was down 3.1%, September was down 4.2%, and that is how we get to the LTL tonnage being down 4.4% for the quarter.

At the end of September, LTL tonnage stepped down a little bit again, and what we are seeing in October is we’re running down about 8.4% around that from a year ago. When we compare on consecutive months, it is a little tough to compare to last year because of the changes that were going on during the third and fourth quarter last year. But when we looked September over October, we looked like we are down about an additional 5% on LTL tonnage. Normally September to October we would expect to be down about 2%.

David Ross - Stifel Nicolaus — Analyst

Okay.

Rick O’Dell - Saia, Inc. — President & CEO

This is Rick. I would also comment about we also have about 2% that would be due to a handful of specific customers where either pricing action was taken or we had some different lane awards in a bid reselection process.

David Ross - Stifel Nicolaus — Analyst

Is that just a function then of you guys floating the line on pricing and saying, listen, if you want to get somebody else to haul it for that price, go ahead, but that does not pay us to do it.

Rick O’Dell - Saia, Inc. — President & CEO

Primarily yes.

David Ross - Stifel Nicolaus — Analyst

And then have you gone back to customers and asked for any rate increases yet? I imagine this is probably not the right time to do it, but have you had any success in doing that or have you even tried?

Rick O’Dell - Saia, Inc. — President & CEO

Yes, obviously we are looking at account by account making those types of decisions. And if you have got some customers where we brought some business on and it is not — we are not getting business that is contributing the way that it should, we are going back to those customers and addressing that on a customer by customer basis.

David Ross - Stifel Nicolaus — Analyst

And then could you talk a little bit about the synergy revenue and any regions that may have strength or weakness more so than others?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

Yes, the upper Midwest, we call it the Cincinnati region, which is really the Connection geography, and actually the adjacent upper Midwest geography we are actually seeing year-over-year increases in shipment counts. And again, I think that is due to our service offering up there, and our continued strength of the Saia brand as we spent some additional time in the marketplace up there. And then I would say the West Coast is weak. Particularly California’s economy is obviously significantly struggling. And then we are also seeing in South Texas where we have a large market share with the oil patch down there, because having grown up in the Louisiana and Texas area as a company, they are also — they are down significantly there due to that oil patch business being off with the prices having come down from where they were last year.

David Ross - Stifel Nicolaus — Analyst

And then given the weakness in the LTL market right now, Rick, have you looked at any other potential revenue sources for Saia? I know historically you have just been pure-play LTL, kind of do LTL, do it well. Does it make sense to try to add a brokerage division or use some of your facilities for warehousing at the moment, or are you just staying the course?

Rick O’Dell - Saia, Inc. — President & CEO

We are primarily staying the course. We do get some quotes for truckload that we have a relationship to take care of that. We have some of that, but it is pretty minimal.

David Ross - Stifel Nicolaus — Analyst

And then just one last question on the covenants. You recently extended your agreement with the bank and got some more relief on the leverage ratios. Am I correct, it was $4.25 is the debt to EBITDA covenant that you’re working under for 2010?

Rick O’Dell - Saia, Inc. — President & CEO

Yes, correct. That is correct.

Operator

Edward Wolfe, Wolfe Research.

Edward Wolfe - Wolfe Research — Analyst

What is going on with this share count? Is there something about the way the dilutive impacts are calculated or were some shares granted? It seems like the count went up.

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

It did slightly, and what I would tell you is that is just the accounting rules. When you’re in a loss situation, you use your basic share count. And so we are in a loss situation year to date, but when you look at actually having income for the quarter, you would have to use your fully diluted share count.

Edward Wolfe - Wolfe Research — Analyst

Okay. So that will come back down once you get profitable for the year? Am I thinking about that right?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

No. We would use fully diluted in a profit situation. In a loss situation, it is the basic shares. It is not diluted —

Edward Wolfe - Wolfe Research — Analyst

So I’m wrong. The basic was 13.3 and the fully diluted give or take is 13.9?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

Right.

Edward Wolfe - Wolfe Research — Analyst

Okay, okay. And the vacation accruals, what is the impact in fourth quarter?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

It is approximately $3 million of less expense.

Edward Wolfe - Wolfe Research — Analyst

And how does that go into 2010?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

We would be back to our more normal run rates in 2010.

Edward Wolfe - Wolfe Research — Analyst

Okay. So there is no impact or no material impact in the first quarter?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

That is correct. We would be back to a normal — more normal run-rate in first quarter.

Edward Wolfe - Wolfe Research — Analyst

Okay. I know it is a little bit early, but what are you thinking right now in terms of CapEx for 2010?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

In the current environment and with the downturn that we have seen, I would expect capital expenditures to be low. But we would evaluate that if there is a significant change.

Edward Wolfe - Wolfe Research — Analyst

Is $10 million kind of a maintenance number, a below maintenance number? Could you sustain that again, or is that low is really $15 million or $20 million?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

$10 million is very low, and it really does not have any revenue equipment being brought on. If we went in through 2010, we may add a small amount of revenue equipment. So it will be slightly higher than that.

Rick O’Dell - Saia, Inc. — President & CEO

We could stay at minimal levels for other year if the circumstances stay extremely difficult.

Edward Wolfe - Wolfe Research — Analyst

Yes. Back to the tonnage trends that seem like they have deteriorated a little bit in October, can you give us what the comp in October was relative to September?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

It looks like we dropped about 5% on a per day basis September to October.

Edward Wolfe - Wolfe Research — Analyst

(multiple speakers) I got what you said sequentially, but back to 2008, do you have the September and October numbers from that? The year over year back in ‘08.

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

If I recall, no, I don’t. I know October is down 8.4% from October a year ago.

Renée McKenzie - Saia, Inc. — Treasurer

We can get back to you with that.

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

But I can get you that number for September.

Edward Wolfe - Wolfe Research — Analyst

Okay. I appreciate that. I mean if I remember, you guys were not down that much last October.

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

No, that is correct, and what we saw last October, if I remember, was we were down, I think, about 2.7% year over year in October. And then in November and December, it dropped to about 5% down, and we finished the year about 5% down on a run-rate.

Edward Wolfe - Wolfe Research — Analyst

Yes, that is kind of how I remember it. What is your sense in the marketplace of why the tonnage instead of improving we are hearing a lot of positive things around the edges on the economy not negative generally. I may not off the charts, but certainly directionally. Is it a large competitor or two who have clearly gotten more aggressive in the marketplace, and you’re not playing that game, or what are you seeing in the marketplace?

Rick O’Dell - Saia, Inc. — President & CEO

Obviously the pricing environment continues to be challenging, and then we have probably — we have de-selected a little business through pricing actions, as well as probably had an impact on that as well. So probably both of those two things.

Edward Wolfe - Wolfe Research — Analyst

So kind of equal part market, part your own way you’re managing your business?

Rick O’Dell - Saia, Inc. — President & CEO

Correct.

Edward Wolfe - Wolfe Research — Analyst

Okay. How much extra capacity do you feel like you have in the network and how much do you feel like you have in the equipment and driver side right now?

Rick O’Dell - Saia, Inc. — President & CEO

Probably 10% plus on the driver and equipment side and more on the network. Obviously we have made some real — pretty significant real estate investments over the last three years to eliminate chokepoints in our network, and obviously volumes are pretty soft at this point from where they were and where we would have anticipated them to be when we made those investments. So we probably have 15% to 20% in the network.

Edward Wolfe - Wolfe Research — Analyst

I know you are not spending much capital by plan, but are there any opportunities on terminals to go buy? Yellow has got so many terminals for sale right now in some places.

Rick O’Dell - Saia, Inc. — President & CEO

We are actually in pretty good shape. I mean with the type of capacity that we have, we are not really actively pursuing any of those.

Operator

Jason Seidl, Dahlman Rose.

Jason Seidl - Dahlman Rose — Analyst

A couple of quick questions. Jim, when you look at the $8.10 million in the quarter, and I apologize if I missed the explanation on this, was that for just the quarter, or was that truing up some of the vacation policy changes for the year?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

That really reversed accruals that went beyond the quarter.

Rick O’Dell - Saia, Inc. — President & CEO

That is a year-to-date adjustment, yes.

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

That is why fourth quarter run-rate is around 3, but the full adjustment that we took in third was 8.4.

Jason Seidl - Dahlman Rose — Analyst

So for the quarter itself, would you call the adjustment more like at 3 like you would for 4Q? If you were not truing up year-to-date, if you were just truing up the quarter itself, what would it look like?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

It would have been closer to 3.

Jason Seidl - Dahlman Rose — Analyst

Closer to 3? Okay, that is very helpful. Thank you.

When you guys look at the competitive landscape, and I asked this question of one of your competitors yesterday, we hear so much about YRCW potentially going out of business. It has almost become like a weekly thing. But if YRCW were to stay in business, do you think pricing would actually tick up and some of these people who have been really harping on trying to put them out would stop?

Rick O’Dell - Saia, Inc. — President & CEO

Well, at some point obviously the pricing is going to have to change because it is not compensatory for what is going on and the costs that we have and the service that we provide. So we cannot necessarily I guess speculate on what other actions our competitors might take. But obviously at some point something is going to have to change. The status quo is not sustainable for the industry.

Jason Seidl - Dahlman Rose — Analyst

No, it is not sustainable in LTL. It does not appear to be sustainable in truckload at these rates that we are seeing out there in the marketplace, Rick. You mentioned obviously everyone is saying pricing has got a little bit weaker. Without naming any of the players, have there been certain people that have been more aggressive than others lately since 2Q?

Rick O’Dell - Saia, Inc. — President & CEO

Yes, I mean I guess you could say that things have kind of stepped up in recent time periods from certain competitive pressures.

Jason Seidl - Dahlman Rose — Analyst

Okay, that is fair enough. On the wage benefits that you guys have been receiving from both the senior and call it your rank-and-file workforce, at what levels does the give back kick in at? Could you remind us?

Rick O’Dell - Saia, Inc. — President & CEO

I guess the commitment that we made to our employees obviously we need to restore the Company margins to a margin level that kind of cash flows the Company and allows us to move forward and see that sustain for a couple of quarters prior to us reinstating some wages and benefits. And what we have kind of committed is that 95 operating ratio for a couple of quarters, 95 or better, and then we would begin to restore the wages. And obviously depending on how we are operating, we may or may not be able to do it in one fell swoop.

Jason Seidl - Dahlman Rose — Analyst

Right. So this is not necessarily a hard target. It is more like a general rule of thumb for them.

Rick O’Dell - Saia, Inc. — President & CEO

Correct.

Jason Seidl - Dahlman Rose — Analyst

Okay. That is very helpful. I will let someone else have at it. Guys, I appreciate the time as always.

Operator

Tom Albrecht, BB&T.

Thom Albrecht- BB&T — Analyst

First off, what was your length of haul, and what was it a year ago?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

Length of haul is up a little bit. For the quarter it was 719 miles, and that is up 4% from a year ago when it was 691.

Thom Albrecht- BB&T — Analyst

Okay.

Rick O’Dell - Saia, Inc. — President & CEO

I think one thing noteworthy there, Tom, is sequentially, though, it was really flat — 718 to 719.

Thom Albrecht- BB&T — Analyst

Yes, I was going to say I think it was 724 in the June quarter. (multiple speakers)

Rick O’Dell - Saia, Inc. — President & CEO

(multiple speakers) — has flattened out this year.

Thom Albrecht- BB&T — Analyst

Okay. And then in terms of excluding the vacation pay impact on the quarter, this is where I get a little rusty in the transition between two firms. You mention the 401(k) match being suspended and something else totaling $6 million. I was not sure if that was the impact on the quarter or year-to-date.

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

That is the impact on the quarter. In February we suspended the 401(k) match, and on a quarterly basis, that impacts about $1.5 million. And the 5% wage give back, 10% for leadership, is about $4.5 million a quarter. So that is where we get the $6 million.

Thom Albrecht- BB&T — Analyst

Okay, that is right. Okay. And then — right so — did you — off of David’s question earlier on the October tonnage discussion, there was some static in my phone. Did you mention some other metrics on October besides it being down 8.4%?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

Just the fact that when we look at sequentially September to October, we are down about 5% on LTL tonnage, and normally you would drop off month over month about 2%. So it is a little bit more of a drop, a little more pronounced.

Thom Albrecht- BB&T — Analyst

Okay. That is helpful.

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

And that is where we clarified that some of that was due to de-selection and changes to contract negotiations.

Thom Albrecht- BB&T — Analyst

Okay. And then so year-to-date your head count is down about 10%? Is that right?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

That is correct.

Thom Albrecht- BB&T — Analyst

Okay. And then on your interest expense, I know it was going to be higher in light of the restated credit agreement. In that figure that was a little over $3 million, were there any fees, or was that all interest expense?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

Interest expense plus the amortization and the fees to do the amendment.

Thom Albrecht- BB&T — Analyst

Alright. So I’m just going to kind of model that as a going figure, although I know you have been reducing debt a little bit.

So I guess the last question, just philosophically, Rick, as we head into what is going to be soon a fairly slow seasonal period after Thanksgiving and through winter, what is your stance going to be in general regarding the balance between pricing discipline and doing what you need to do to get tonnage through your network?

Rick O’Dell - Saia, Inc. — President & CEO

Well, obviously that is a constant balance that we are dealing with. We will have to see what the market brings and what the market will bear from that perspective. And then we look at it on an individual account basis to see what makes sense for us. We obviously have some aggressive marketing programs targeting business that will operate well for us. We know what that profile of business is, and we are out there seeking that where it makes sense. And where it does not make sense, then you make those decisions to let business go.

Thom Albrecht- BB&T — Analyst

Okay. So —

Rick O’Dell - Saia, Inc. — President & CEO

And I guess what I would say is obviously we also have some very aggressive and effective cost management on the variable cost side, and we know when it is time to take a stand on business that does not make sense for us, and we need to go out and adjust the costs accordingly with it.

Thom Albrecht- BB&T — Analyst

Right, right. Okay, I think that is all I had. I appreciate your commentary.

Operator

Jack Waldo, Stephens Inc.

Jack Waldo - Stephens Inc. — Analyst

I wanted to ask Rick, and this is relative to normal terms or normal times, excuse me, when you have conversations with customers at this point, how much has the trade-off between service and price swayed? Do you have more customers concentrating on price than service, and how has that changed over this year, and then how does that change relative to a normal time?

Rick O’Dell - Saia, Inc. — President & CEO

You know, quiet frankly, customers are looking for a low-cost solution, but I don’t see them wanting to back off of the service requirements that they have for their customers. So we continue to see a very high demand for service, and they are not willing to let you change transit times and do things like that. So we think people are looking for opportunities to lower their costs, but they have not really lowered their expectations.

Jack Waldo - Stephens Inc. — Analyst

I was kind of surprised, if I look at it sequentially, you had a 1% increase in LTL tonnage. In the last three quarters, that has been down. So I was intuitively thinking that you guys were gaining market share. And then the commentary you have on tonnage in October surprised me that it is down as much as it is. Maybe we are reading too much into some early signs and stuff. But I’m just wondering I would have expected that to extrapolate at the same level, and it just does not appear that it is doing that. Do you think that is more a function of you guys getting more — hitting a hard line of price, or where is that freight growing I guess is my main question, and why doesn’t it seem to be leaving you guys?

Rick O’Dell - Saia, Inc. — President & CEO

Yes, I mean, I think, again, there is a couple of customer impacts that impacts about 2% of that. So let’s just say if we are down 5% and normally we would expect to be down 2%, 2% of that has to do with a handful of customers that we have made some de-selection decisions on.

Jack Waldo - Stephens Inc. — Analyst

So I’m guessing those are just big customers that would not match or that you would not match the price they were getting from another bid? Is that accurate?

Rick O’Dell - Saia, Inc. — President & CEO

The majority of that is correct.

Jack Waldo - Stephens Inc. — Analyst

Okay. And then one more thing on philosophical way customers are handling things right now, how important do you think balance sheets are to customers at this point, and has that changed over the last three months I guess? I mean when you have conversations with customers, are they looking at your balance sheet saying, okay, well, you are healthy, you are you know looking at your stock price and things of that nature?

Rick O’Dell - Saia, Inc. — President & CEO

I think you get a difficult environment like this people are obviously looking at the Company’s financial strength, your ability to manage through an environment like this. But I think, as you can see from some of our competitors that have been going through difficult times for a prolonged period of time, usually it has to get pretty extreme before customers really are willing to move and look at that, and transportation companies have a lot of assets and ability to stay in business for quite a long time as we have seen, and customers know that, too.

Jack Waldo - Stephens Inc. — Analyst

Two more questions. One, on just your freight network. If you sliced the map of the US up into different territories, how would your business break up into those territories? Is 60% done in the South and 20% done in the North, or how exactly does —?

Rick O’Dell - Saia, Inc. — President & CEO

I mean it is in our investor relations presentation. We show our relative market share in different areas, and obviously the South and the Southeast is our strongest area where we have been the longest from maturity and then it kind of goes to the West. In the upper Midwest, we have the smallest share. Again, I guess we have a small share that is growing, and the rest of it where we had a larger market presence, and we are seeing some weakness in those areas as well.

Jack Waldo - Stephens Inc. — Analyst

And then last question, you mentioned these $6 million in savings due to the 401(k), the reduction in wages. Does any of that come back next year?

Rick O’Dell - Saia, Inc. — President & CEO

We hope so, right? But I guess the commitment we have made to our employees is when we operate a 95 OR for a couple of quarters, we will begin to reinstate those.

Jack Waldo - Stephens Inc. — Analyst

So on an apples to apples basis, the only thing as we look at our 2010 model that should change, at least that you can set foresee at this point, are the cost savings you’re getting from the change in vacation?

Rick O’Dell - Saia, Inc. — President & CEO

That is correct. Right.

Jack Waldo - Stephens Inc. — Analyst

Okay. And then I guess the very last question, you mentioned that the tax rate for the year is going to wind up like at 40%?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

Yes.

Jack Waldo - Stephens Inc. — Analyst

Am I right to think that is implying a pretty high tax rate here in the fourth quarter?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

Netting out we had a fair amount of credits that came through this quarter that made it low. We expect it to be around 40% for the year.

Jack Waldo - Stephens Inc. — Analyst

I’m just getting to like a 47%, 48% tax rate for the fourth quarter. That seems high to me.

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

Well, look, why don’t you call us, and we will walk you through it. But no, it is right. That is based on our projections, but I really don’t want to go into those on the call.

Operator

Art Hatfield, Morgan Keegan.

Art Hatfield - Morgan Keegan — Analyst

I want to clarify and make sure I’m understanding this right. The numbers that you gave, Jim, for the total quarterly cost savings on the so-called temporary changes to your expenses is $6 million?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

That is correct.

Art Hatfield - Morgan Keegan — Analyst

And so theoretically you get to a 95 OR, if you were to throw those all back in one lump, we are talking somewhere 200, 250 basis points in OR?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

Depending on where the revenue leverage is, that could potentially be correct. But I mean, again, it would be below a 95 would have to be or we may do a partial restore to that, right? We are really going to have to see how the Company is operating and that we are achieving a level of cash flow that is adequate for the Company, and we have made the commitment to employees and they understand that it may not be one fell swoop.

Art Hatfield - Morgan Keegan — Analyst

Okay. And I don’t know if you talked about this, but can you talk about how yield transpired through the quarter? Were there any meaningful changes on a month to month basis?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

I would say it was pretty choppy. Overall we expect it is not all that different than what we have seen in the second. Absent the mixed changes, we are down about 5% —

Rick O’Dell - Saia, Inc. — President & CEO

Year over year. I mean I guess the issue you have is it deteriorated through the second quarter, so we came in with the lower run-rate?

Art Hatfield - Morgan Keegan — Analyst

Right.

Rick O’Dell - Saia, Inc. — President & CEO

And then it deteriorated through the third quarter. So the big challenge you have obviously is the cumulative impact of a yield deterioration.

Art Hatfield - Morgan Keegan — Analyst

Correct, correct, correct. But you just kind of continue to deteriorate throughout the quarter is what you’re saying?

Rick O’Dell - Saia, Inc. — President & CEO

I think that is right.

Art Hatfield - Morgan Keegan — Analyst

Okay. That is fair. Thanks. That is all I had.

Operator

(Operator Instructions). Jason Seidl, Dahlman Rose.

Jason Seidl - Dahlman Rose — Analyst

Actually, guys, Jim, I will just follow-up off line with you on that one. Thanks.

Operator

(Operator Instructions). There are no further questions at this time.

Rick O’Dell - Saia, Inc. — President & CEO

Okay. Thank you very much for your interest in Saia. We appreciate your joining our call, and we will talk to you next quarter.

Operator

This concludes today’s conference call. You may now disconnect.